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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
City National Corporation:

        We consent to the incorporation by reference in the registration statement on Form S-3 of City National Corporation of our reports dated February 27, 2008, with respect to the consolidated balance sheets of City National Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of City National Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.

        Our audit report covering the December 31, 2007, consolidated financial statements contains an explanatory paragraph that states, as discussed in Note 8 to the consolidated financial statements, City National Corporation adopted the provisions of Financial Accounting Standards Board Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 as of January 1, 2007.

/s/ KPMG LLP

Los Angeles, California
December 17, 2008

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm